June 25, 2007

Golden Eagle International, Inc.
9661 South 700 East
Salt Lake City, Utah 84070
Attention: Terry C. Turner

   Re: Termination of Term Sheet

Dear Mr. Turner:

Platinum Diversified Mining Inc. (“PDM”) and Golden Eagle International, Inc. (“Golden Eagle”) entered into a Term Sheet dated as of June 2, 2007 (the “Term Sheet”), relating to a Transaction (as defined in the Term Sheet) between PDM or an affiliate of PDM and Golden Eagle or an affiliate of Golden Eagle. In accordance with the Binding Provisions (as defined in the Term Sheet) related to Non-Solicitation and No-Shop Rule in the Term Sheet, PDM hereby notifies Golden Eagle of the decision of PDM to terminate the Term Sheet. In accordance with the provisions of the Term Sheet, the Term Sheet Termination Date (as defined in the Term Sheet) will be the date that is five (5) days after the date of this notice.

Sincerely,

PLATINUM DIVERSIFIED MINING INC.

/s/ Bobby E. Cooper
Bobby E. Cooper, President and CEO

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